PROSPECTUS

                                5,000,000 Shares

                                FONAR CORPORATION

                                  Common Stock

     This prospectus will allow us to offer and sell to the public up to 5,000,000 shares of our common stock from time to time in one or more issuances.

     We may sell the shares in open market transactions from time to time at market prices through dealers, brokers, or agents, to underwriters or dealers, or directly to investors. See "PLAN OF DISTRIBUTION" at page 11 of this prospectus for a more detailed discussion of the manner in which the shares may be sold.

     Our common stock is traded on the Nasdaq Small Cap Market under the symbol "FONR." On April 2, 2003, the last reported sales price for our common stock was $0.90 per share.

     This prospectus provides you with a general description of the shares that we may offer. Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

     Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described in this prospectus before making a decision to purchase our stock. See "RISK FACTORS" at page 4 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The Date of this Prospectus is April 4, 2003.

     You may rely only on the information contained in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

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                                TABLE OF CONTENTS

ABOUT  THIS PROSPECTUS........................................................2
ABOUT FONAR...................................................................2
RISK FACTORS..................................................................4
FORWARD LOOKING STATEMENTS...................................................10
USE OF PROCEEDS..............................................................10
PLAN OF DISTRIBUTION ........................................................11
LEGAL MATTERS................................................................13
EXPERTS .....................................................................14
INDEMNIFICATION .............................................................14
WHERE YOU CAN FIND MORE INFORMATION..........................................14
INCORPORATION OF INFORMATION WE FILE WITH THE SEC............................14

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process we may issue and sell from time to time in one or more offerings up to 5,000,000 shares of our common stock in the aggregate.

     Each time we sell shares of our common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the common stock offered under this prospectus. The registration statement can be read at the Securities and Exchange Commission's web site or at the Securities and Exchange Commission offices mentioned below under the heading "Where You Can Find More Information."

                             ABOUT FONAR CORPORATION

     At Fonar we design, manufacture and market magnetic resonance imaging (MRI) scanners. MRI scanners use magnetic fields to generate images of organs, bones and tissue inside the human body. The MRI scanner uses a magnetic field which causes the hydrogen atoms in tissue to align. When the magnetic force is withdrawn, the atoms fall out of alignment emitting radio signals as they do. The speed at which the atoms fall out of alignment, or "relaxation time" and radio signals vary depending on the type of tissue and whether any pathology is present. The radio signals provide the data from which the scanner's computers generate an image of the body part being scanned.

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     Fonar offers the  following  MRI scanners:  the  Stand-Up(TM),  also called
Indomitable(TM) , QUAD(TM), Fonar-360(TM) and Echo(TM). The QUAD-S(TM) MRI, a work-in-progress, also has received FDA clearance to market.

     The Stand-Up allows patients to be scanned while standing, sitting or reclining. This means that an abnormality or injury, such as a slipped disc, will be able to be scanned under full weight-bearing conditions, or, more often than not, in the position in which the patient experiences pain. An elevator built into the floor brings the patient to the desired height in the scanner. An adjustable bed allows the patients to stand, sit or lie on their backs, sides or stomachs, at any angle. In the future, the Stand-Up may also be useful for MRI directed surgical procedures.

     The Fonar 360 is an enlarged room sized magnet in which the floor, ceiling and walls of the room are part of the magnet frame. Consequently, this scanner allows 360 degree access to the patient. The Fonar 360 is presently marketed as a diagnostic scanner and is sometimes referred to as the Open Sky MRI.

     In the future, we may also further develop the Fonar 360 to function as an operating room. We sometimes refer to this contemplated version of the Fonar 360 as the OR-360.

     The QUAD scanner is supported by four posts and is open on four sides, thereby allowing access to the scanning area from four sides.

     The QUAD-S is a superconductive version of our open iron frame magnet.

     Fonar also offers a low cost, low field open MRI scanner, the Echo.

     In addition to manufacturing MRI scanning systems, we formed a subsidiary in 1997, Health Management Corporation of America, which we sometimes call HMCA, to engage in the business of managing MRI imaging facilities and medical practices. HMCA provides and supervises the non-medical personnel for the clients at their sites. At HMCA we also provide our clients centralized billing, collection, marketing, advertising, accounting and financial services. We also provide office equipment and furnishing, consumable supplies and in some cases the office space used by our clients. Almost all of HMCA's client professional corporations are owned by Fonar's founder, President and Chairman of the Board, Dr. Raymond V. Damadian.

     HMCA currently manages 11 MRI facilities, six physical therapy and rehabilitation practices and four primary care medical practices. For the 2002 fiscal year, the revenues HMCA recognized from the MRI facilities were $15,514,294, the revenues recognized from the physical therapy and rehabilitation practices were $11,493,680 and the revenues recognized from the primary care medical practices were $1,517,465. For the first six months of fiscal 2003, the revenues recognized from the MRI facilities were $7,062,653, the revenues recognized from the physical therapy and rehabilitation practices were $4,860,000 and the revenues recognized from the primary care medical practices were $774,805.

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     Approximately  64% of our  consolidated  revenues for the fiscal year ended
June 30, 2002 and 75% for the fiscal year ended June 30, 2001 were from HMCA's management services. Approximately 43% of our consolidated revenues for the six months ended December 31, 2002 were from HMCA's management services.

     Approximately 99% of HMCA's revenues and 68% of our consolidated revenues for the fiscal year ended June 30, 2002 and 98% of HMCA's revenues and 76% of our consolidated revenues for the fiscal year ended June 30, 2001 were derived from professional corporations owned by Dr. Raymond V. Damadian. Approximately 99.9% of HMCA's revenues and 53% of our consolidated revenues for the six months ended December 31, 2002 were derived from professional corporations owned by Dr. Raymond V. Damadian. The consolidated revenues include revenues from sales by Fonar to such professional corporations: $3.1 million for the first six months of fiscal 2003, $2.5 million for fiscal 2002 and $1.1 million for fiscal 2001.

         Our  address  is 110  Marcus  Drive,  Melville,  New  York  11747,  our
telephone   number  there  is  (631)  694-2929  and  our  Internet   address  is
http://www.fonar.com.

         HMCA's address is at 6 Corporate Center Drive, Melville, New York 11747, its telephone number there is (631) 694-2816 and its internet address is www.hmca.com.

                                  RISK FACTORS

     An investment in Fonar is highly speculative and subject to a high degree of risk. Therefore, you should carefully consider the risks discussed below and other information contained in this prospectus before deciding to invest in shares of our common stock.

1.   We have and continue to experience significant losses.

     For the fiscal years ended June 30, 2002 and June 30, 2001, we experienced net losses of $22.9 million and $15.2 million respectively and net operating losses of $19.7 million and $16.2 million, respectively. For the first six months of fiscal 2003, ended December 31, 2002, we experienced a net loss of $5.6 million and a net operating loss of $5.4 million, as compared to a net loss of $8.6 million and a net operating loss of $7.4 million for the six months ended December 31, 2001. We have been able to fund our losses to date from the $7,125,000 in funding received from The Tail Wind Fund Ltd. between May, 2001 and August, 2002 and the $128.7 million judgment, net $77.2 million after attorney's fees, received from General Electric Company in 1997 for patent infringement and the settlement proceeds from other patent litigation settlements with other competitors. The terms of these settlement agreements are required to be kept confidential. As of June 30, 2002, however, our balance sheet reflected approximately $7.5 million in cash and cash equivalents and $5.6 million in marketable securities out of total current assets of $41.5 million as compared to approximately $14.0 million in cash or cash equivalents and $6.1 million in marketable securities out of total current assets of $40.9 million as at June 30, 2001. As of December 31, 2002, our balance sheet reflected $4.9 million in cash and cash equivalents and $5.7 million in marketable securities out of total current assets of $38.1 million. We believe that we will be able to reverse our operating losses with the introduction into the marketplace of our new MRI scanners, particularly our Stand-Up(TM) MRI scanners. HMCA operating income has declined however from $2.5 million in fiscal 2000, to $1.0 million for fiscal 2001 and to an operating loss of $4.3 million for fiscal 2002.

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     For the first six months of fiscal 2003,  ended  December  31,  2002,  HMCA experienced an operating loss of $719,000 as compared to operating income of $559,000 for the six months ended December 31, 2001. Of the HMCA and consolidated operating losses for fiscal 2002, $4.7 million was an impairment loss taken with respect to management agreements for the primary care medical practices as a result of losses recognized by that division of HMCA's business. Contributing to the net loss for fiscal 2002 was an additional non-cash expense of $2.4 million in financing costs incurred in connection with the discounts received on the stock issued to The Tail Wind Fund. There can be no assurance, however, that we can reverse our operating losses.

2.   Fonar is dependant on the success of its new products to become profitable.

     Our ability to generate future operating profits will depend on our ability to market and sell our new lines of MRI products. The Stand-Up MRI, Fonar 360 and Echo scanners have all been recently introduced into the market. Although we are optimistic that these scanners' features will make them competitive, there can be no assurance as to the degree or timing of market acceptance of these products. Nevertheless, we received orders for 19 Stand-Up MRI scanners in fiscal 2002 and orders for 8 Stand-Up MRI Scanners for the first six months of fiscal 2003. Revenues from the sales of QUAD scanners, introduced in 1995, had not been sufficient to date to generate operating profits. The product we now are currently promoting most vigorously is the Stand-Up MRI. We believe the Stand-Up MRI is the most promising because it enables scans to be performed on patients in weight bearing positions, such as sitting, standing or lying at an angle. The market for the Stand-Up MRI shows strong initial promise. The following chart shows the revenues attributable to each model during fiscal year 2001, fiscal year 2002 and the first six months of fiscal year 2003. Please note that we recognize the revenue on scanner sales on a percentage of completion basis. This means we book revenue not as cash is received or sales are made, but as the scanner is built. Consequently, the revenues for a fiscal period do not necessarily relate to the orders placed in that period.

                               Revenues Recognized
                               -------------------
                                                             First
          Model                                           six  months
                          Fiscal Year     Fiscal Year      of Fiscal
                              2001           2002             2003
                          -----------     -----------     -----------
          Stand-Up        $ 1,625,615     $11,089,675     $14,152,372
          Fonar 360                 0               0               0
          QUAD            $ 3,043,308               0               0
          Echo            $ 1,052,182               0               0
          Beta (used)               0     $   361,000     $   100,000

3. We must compete in a highly competitive market against competitors with greater financial resources than we have.

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     The medical equipment  industry is highly  competitive and characterized by rapidly changing technology and extensive research and development. The market demand for a continuing supply of new and improved products requires that we be engaged continuously in research and development. New products also require continuous retooling or at least modifications to our manufacturing facilities, and our sales and marketing force must continuously adjust to new products and product features. This is highly expensive and companies with substantially greater  financial  resources  than we have engage in the  marketing of magnetic
resonance   imaging   scanners  which  compete  with  the  Company's   scanners.
Competitors include large, multinational companies or their affiliates such as General Electric Company, Siemens A.G., Marconi International, Philips N.V., Toshiba Corporation and Hitachi Corporation. There can be no assurance that Fonar's products will be able to successfully compete with products of its competitors.

4. The success of some of the businesses purchased by HMCA depends on the continued employment of the former owners of those businesses.

     The businesses acquired by HMCA are essentially service organizations whose continued success depends on retaining and developing existing business relationships. These relationships are often heavily dependent on the personal efforts of key persons in the acquired company or medical practices managed by the acquired company. HMCA has retained certain of these key people through employment agreements which include both noncompetition covenants and financial incentives. Nevertheless, there can be no assurance that these key people will remain as employees or produce results sufficient to make the acquired companies profitable.

5. The decline in profitability of the primary care medical practices managed by HMCA resulted in an impairment loss of $4.7 million in fiscal 2002.

     HMCA manages 11 MRI facilities, six physical therapy and rehabilitation practices and four primary care medical practices. During 2002 fiscal year, the primary care medical practices, which are managed by the Company's subsidiary A&A Services, Inc. experienced a significant overall decline in patient volume and related operating cash flows which led to the inability of the medical practices to fully and timely pay management fees. The business of managing these practices had been acquired by HMCA in fiscal 1998. As a result of the continued negative trend, HMCA incurred an impairment loss of $4.7 million in fiscal 2002 related to those management agreements which reduced the carrying value of such agreements to approximately $3.5 million at June 30, 2002. The revenues and operating losses for the four primary care medical practices deteriorated from $3.1 million and ($362,000) respectively, in fiscal 2001 to $1.5 million and ($5.3) million, respectively, in fiscal 2002. Revenues and operating losses for the four primary care practices in the six months of fiscal 2003 were $775,000 and ($222,000) respectively, as compared to $1.0 million and ($53,000) respectively for the first six months of fiscal 2002.

6. HMCA'S profitability depends on its ability to successfully perform billing and collection services for its clients.

     HMCA performs billing and collection services for the medical practices and MRI facilities it manages. The viability of HMCA's clients and their ability to remit management fees to HMCA depends on HMCA's ability to collect the clients' receivables. Collectibility of these receivables can be adversely affected by the longer payment cycles and rigorous informational requirements of some insurance companies or other third party payors. Proper authorizations,

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referrals  and  confirmation  of  coverage  for  patients,  as well as issues of medical necessity, need to be addressed prior to the rendering of service to assure prompt payment of claims. HMCA believes it is properly addressing billing and collection requirements and issues for its clients and that its collection rates are good. Nevertheless, the regulations and requirements applicable to medical billing and collections could change in the future and result in reduced or delayed collections. Approximately 99% of the receivables billed and collected by HMCA are from professional corporations owned by Raymond V. Damadian.

7. Capitated insurance programs could adversely affect HMCA's clients by shifting a part of the financial responsibility for patient care to the medical providers.

     Certain HMO's and insurers have instituted managed care programs where the physician or physician group is paid on a capitated basis. Under these plans, the physician is not paid according to the services provided, but is paid a fixed monthly fee per patient, which in HMCA's experience is based on age and gender. In fiscal 2002 and fiscal 2001, respectively, 1.9% and 2.0% of HMCA's clients' revenues were from capitated programs. All of these were attributable to primary medical care practices managed by A&A Services, Inc., representing 33% and 30% of their revenues in fiscal 2002 and fiscal 2001, respectively. For the first six months of fiscal 2003, 1.4% of HMCA's clients' revenues and 14.9% of the revenues of the primary medical care practices managed by A&A Services, Inc. were from capitated programs. Under capitated insurance programs, the physician or physician practice in effect bears some of the risk in the event a patient requires extensive treatment. In the event that HMCA's client primary care practices experience a shortfall between the capitated payments and the cost of providing services, the ability of those practices to pay for HMCA's services may be impaired.

8. The profitability of HMCA could be adversely affected if medical insurance reimbursement rates change.

     HMCA receives substantially all of its revenue from medical practices and providers of MRI services. Consequently, HMCA would be indirectly affected by changes in medical insurance reimbursement policies, HMO policies, referral patterns, no-fault and workers compensation reimbursement levels and other factors affecting the profitability of a medical practice or MRI facility. The types of medical providers served by HMCA are (a) MRI facilities, (b) primary care practices and (c) physical therapy and rehabilitation practices. There are 11 MRI facilities served by HMCA located in New York, Florida and Georgia. The primary care practices served by HMCA consist of four offices in New York and the physical therapy and rehabilitation practices consist of six offices located in New York. Approximately 52% of HMCA's clients' revenues in fiscal 2002 as compared to approximately 56% of HMCA's clients' revenues in fiscal 2001 were generated from the no-fault and personal injury protection claims. For the first six months of fiscal 2003, approximately 58% of HMCA's clients revenues were generated from the no-fault and personal injury protection claims. Although we do not know of any pending adverse development affecting these types of facilities, future changes in the reimbursement levels for MRI, primary care, workers compensation or no fault reimbursement, or changes in utilization policies for MRI or physical rehabilitation therapy could adversely affect the ability of HMCA's clients to pay HMCA's fees. In addition, HMCA depends on the ability of the medical practices and providers to attract and retain physicians and other professional staff.

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9.   The  amortization  of the  management  agreements on our balance sheet will reduce future profits.

     HMCA acquired businesses which were essentially service businesses for purchase prices based on earnings multiples rather than net tangible assets. As the fair value of the tangible assets was small relative to the purchase price, the consolidated balance sheet of Fonar and its subsidiaries reflects an allocation of the purchase price in excess of the fair value of the tangible assets exclusively to management agreements, an intangible asset with a net carrying value of approximately $20.4 million at June 30, 2001, $14.5 million as at June 30, 2002 and $14.0 million as at December 31, 2002. The initial amount allocated to management agreements attributable to the acquisitions, was approximately $24.4 million. Prior to the write down of the value of the management agreements for the primary care medical practices of $4.7 million in fiscal 2002, amortization of management agreements, which is over a period of twenty (20) years, reduced net profits by approximately $1.2 million annually. This is a non-cash expense. It is expected that the amortization of management agreements after the write-down for the impairment loss will be $983,700 annually.

10. Professional liability claims against HMCA or its clients may exceed insurance coverage levels.

     Although HMCA does not provide medical services, it is possible that a patient suing one of HMCA's client medical practices or MRI facilities would also sue HMCA. With the exception of one MRI facility, neither HMCA nor its clients carry professional liability insurance. Physicians working for HMCA's clients or for HMCA's subsidiaries, however, are required to maintain professional liability insurance in the minimum amount of $1,000,000/$3,000,000. Such insurance would not cover HMCA or a client professional corporation, however, in the event a claim were made which was not covered by the physician's insurance. Claims in excess of insurance coverage might also have to be satisfied by HMCA or its clients if they were named as defendants.

11. We do not carry product liability insurance and would have to pay any claims from our revenues and capital resources.

     Fonar does not carry product liability insurance but is self-insured. Consequently, Fonar would have to pay from its own resources any valid products liability claim. To date, Fonar has not had to pay any such claims.

12.  We are dependent upon the services of Dr. Damadian.

     Our success is greatly dependent upon the continued participation of Dr. Raymond V. Damadian, Fonar's founder, Chairman of the Board and President. Dr. Damadian has acted as our CEO since 1978 and will continue to do so for the foreseeable future. In addition to providing general supervision and direction, he provides active direction, supervision and management of our sales, marketing and research and development efforts. In connection with the physician and diagnostic management services business conducted by HMCA, Dr. Damadian owns most of the professional corporations which are HMCA clients. With the exception of four professional corporations which provided management fees to HMCA of

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approximately  $422,500  in the  aggregate  for  fiscal  2002 and  approximately
$108,000 in the aggregate for the first six months of fiscal 2003, all of the professional corporations are owned by Dr. Damadian. Loss of the services of Dr. Damadian would have a material adverse effect on our business. We do not have an employment or noncompetition agreement with Dr. Damadian. We do not currently carry "key man" life insurance on Dr. Damadian.

13. Dr. Raymond V. Damadian has voting control of Fonar; the management cannot be changed or the company sold without his agreement.

     Dr. Raymond V. Damadian, the President, Chairman of the Board and principal stockholder of Fonar is and will continue to be in control of Fonar and in a position to elect all of the directors of Fonar. As of February 10, 2003, there were outstanding 76,680,706 shares of common stock, having one vote per share, 4,153 shares of Class B common stock, having ten votes per share and 9,562,824 shares of Class C common stock, having 25 votes per share. Of these totals Dr. Damadian owns 2,488,274 shares of common stock and 9,561,174 shares of Class C common stock, giving him over 75% of the voting power of Fonar's voting stock. This means that the holders of the common stock will not be able to control decisions concerning any merger or sale of Fonar, the election of directors or the determination of business and management policy.

14. The provisions of our warrants provide for reductions in the exercise price if we issue common stock at prices below market or below the warrant exercise prices.

     In connection with the issuance of 4% convertible debentures issued to The Tail Wind Fund Ltd, we issued warrants. Presently, there are outstanding:

     - purchase warrants to purchase an aggregate of 959,501 shares of our common stock at an exercise price of $1.801 per share, subject to adjustment; and

     - callable warrants to purchase an aggregate of 2,000,000 shares of our common stock at a fluctuating exercise price which will vary depending on the market price for our common stock.

     Of the purchase warrants, 659,501 were issued to The Tail Wind Fund, Ltd. and 300,000 were issued to designees of the placement agent, Roan/Meyers Associates, L.P. None of the purchase warrants have been exercised and all of the purchase warrants are still outstanding. The exercise period for the purchase warrants extends to May 24, 2006.

     The callable warrants cover 2,000,000 shares of common stock and have a variable exercise price. Subject to a maximum price of $6.00 per share and a minimum price of $2.00 per share, which is subject to adjustment pursuant to the terms of the warrants, the exercise price is to be calculated to be equal to the average closing bid price of Fonar's common stock for the full calendar month preceding the date of exercise. The callable warrants will be exercisable until August 30, 2005. These callable warrants were issued to replace the original callable warrants, which were exercised in full.

     We do have the option, however, of redeeming up to 200,000 callable warrants per month at a price of $0.01 per underlying warrant share, if the average closing bid price of Fonar's common stock is greater than 115% of the warrant price in effect for five consecutive trading days in any calendar month. We also have the option of reducing the exercise price under the callable warrants to any lower exercise  price that was  previously in effect.  .........
Both the purchase warrants and callable warrants provide for proportionate adjustments in the event of stock splits, stock dividends and reverse stock splits. In addition, the exercise prices will be reduced, with certain specified exceptions, if we issue shares at lower prices than the warrant exercise prices or the then current market price for our common stock.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions. We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     continued losses and cash flow deficits;

     the continued availability of financing in the amounts, at the times and on the terms required to support our future business;

     uncertain market acceptance of our products; and

     reliance on key personnel.

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                                USE OF PROCEEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering. We intend to use the net proceeds of this offering, if any, for general corporate purposes, including working capital to fund operating expenses, accounts payable and capital expenditures. Accordingly, our management will have broad discretion in the application of any net proceeds received. Pending such uses, we intend to invest the net proceeds, if any, from this offering in short-term, interest-bearing, investment grade securities.

                              PLAN OF DISTRIBUTION

     We may sell the shares being offered by us in this prospectus:

     -    through dealers, brokers or agents;

     -    through underwriters;

     - directly to purchasers; or through a combination of any of these methods of sale.

     -    We and our agents and  underwriters  may sell the shares being offered
          by  us  in  this   prospectus  from  time  to  time  in  one  or  more
          transactions:

     -    at market prices prevailing at the time of sale;

     -    at prices related to such prevailing market prices;

     -    at a fixed price or prices, which may be changed; or

     -    at negotiated prices.

     In addition to any underwriters we may use, any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. In any such case, any such underwriters may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. These provisions of the securities laws provide, in general terms, for liability for fraud, untrue statements contained in a prospectus or otherwise made in connection with the sale of securities, and the failure to disclose significant information which is necessary to prevent information disclosed from being misleading.

     We may solicit directly offers to purchase shares. We may also designate agents from time to time to solicit offers to purchase shares. Any agent that we designate, may then resell such shares to the public at varying prices to be determined by such agent at the time of resale.

     We may engage in at the market offerings of our common stock. An "at the market" offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates.

     If we use underwriters to sell shares, we will enter into an underwriting agreement with the underwriters at the time of the sale to them. The names of the underwriters will be set forth in the prospectus supplement which will be used by them together with this prospectus to make sales of the shares to the public. Details of our arrangement with the underwriter, including commissions, underwriting discounts or fees paid by us and whether the underwriter is acting as principal or agent, would be described in the prospectus supplement. Underwriters may also receive commissions from purchasers of the shares.

     Underwriters may use dealers to sell shares. If this happens, the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriters to whom we sell shares for public offering and sale may make a market in the shares that they purchase, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Underwriters and agents also may engage in transactions with, or perform services for, us in the ordinary course of business.

     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     - the identity of any underwriters, dealers or agents who purchase the common stock;

     - the material terms of the distribution, including the number of shares sold and the consideration paid;

     - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

     In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Sales of shares must also be made by us in compliance with all other applicable state securities laws and regulations.

     MANNER OF SALES. The shares may be sold according to one or more of the following methods.

     - A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     - Purchases by a broker or dealer as principal and resale by the broker or dealer for its account.

     - Ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     - Pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares.

     -    An exchange distribution under the rules of the exchange.

     -    In private transactions without a broker-dealer.

     -    By writing options.

     - Any combination of the foregoing, or any other available means allowable under law.

     EXPENSES  ASSOCIATED  WITH  REGISTRATION.  We  will  pay  the  expenses  of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, we will be responsible for underwriting discounts, underwriting commissions and agent commissions.

     INDEMNIFICATION AND CONTRIBUTION. Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which they may be required to make in respect of such liabilities.

     SUSPENSION OF THIS OFFERING. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed.

     Computershare  Trust Company,  Inc.,  formerly called  American  Securities
Transfer & Trust, Inc., located at 350 Indiana Street, Suite 800, Golden, Colorado, 80401 is the transfer agent and registrar for our common stock.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares being offered by the prospectus will be passed upon by Henry T. Meyer, Esq., 110 Marcus Drive, Melville, New York 11747. Mr. Meyer is Fonar's General Counsel.

                                     Experts

     The consolidated financial statements and supplemental financial schedules contained in Fonar's latest annual report on Form 10-K, incorporated by reference into this prospectus, have been audited by Marcum & Kliegman, LLP, to the extent set forth in their report. Such consolidated financial statements and schedules were included therein in reliance upon their reports, given on their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

     The Delaware General Corporation Law and Fonar's by-laws provide for the indemnification of an officer or director under certain circumstances against reasonable expenses incurred in connection with the defense of any action brought against him by reason of his being a director or officer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or other persons under Fonar's by-laws or the Delaware General Corporation Law, Fonar has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms. Our Commission File No. is 0-10248.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means:

     -    incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the Securities and Exchange Commission will automatically update and supersede this prospectus.

     We are incorporating by reference the documents listed below which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended June 30, 2002, which was filed on October 7, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, which was filed on February 14, 2003;

     We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus but before the end of the offering:

     - Reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

     - Definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

     - Any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

                          Fonar Corporation
                          110 Marcus Drive
                          Melville, New York  11747
                          Attention: Investor Relations


















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